Exhibit 4.8

Global Note Certificate

ISIN: XS0337182769

THIS NOTE AND THE SHARES ISSUABLE UPON EXERCISE OF THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND ACCORDINGLY, THIS NOTE MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCES. THIS NOTE IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE FOLLOWING TERMS AND CONDITIONS AND A NOTE TRUST DEED DATED AS OF 19 DECEMBER 2007, COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM THE NOTE TRUSTEE OR ANY SUCCESSOR THERETO. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS NOT A U.S. PERSON (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT) OR (B) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (C) IT IS AN INSTITUTIONAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501 (a)(l), (2), (3), OR (7) OF REGULATION D UNDER THE SECURITIES ACT) (AN “INSTITUTIONAL ACCREDITED INVESTOR”), (2) AGREES THAT IT WILL NOT WITHIN THE TIME PERIOD REFERRED TO IN RULE 144(k) UNDER THE SECURITIES ACT AS IN EFFECT WITH RESPECT TO SUCH TRANSFER, RESELL OR OTHERWISE TRANSFER THIS NOTE OR THE SHARES ISSUABLE UPON CONVERSION OF THIS NOTE EXCEPT (A) TO CHINA TIME SHARE MEDIA CO. LTD. (THE “ISSUER”) OR ITS AFFILIATES; (B) INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT; (C) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT; (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE); OR (E) PURSUANT TO ANY AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT (PROVIDED THAT AS A CONDITION TO THE REGISTRATION OF TRANSFER OF ANY NOTES OTHERWISE THAN AS DESCRIBED HEREIN, THE ISSUER OR THE NOTE TRUSTEE MAY, IN CIRCUMSTANCES THAT ANY OF THEM DEEMS APPROPRIATE, REQUIRE EVIDENCE AS TO COMPLIANCE WITH ANY SUCH EXEMPTION); OR (F) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR 904 OF THE REGULATION S UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS NOTE WITHIN THE TIME PERIOD REFERRED TO ABOVE, THE HOLDER MUST CHECK THE APPROPRIATE BOX SET FORTH ON THE REVERSE HEREOF RELATING TO THE MANNER OF SUCH TRANSFER AND SUBMIT THIS CERTIFICATE TO THE TRUSTEE. THE TERMS AND CONDITIONS CONTAINS A PROVISION REQUIRING THE NOTE TRUSTEE, THE REGISTRAR AND EACH AGENT TO REFUSE TO REGISTER ANY TRANSFER OF THIS NOTE IN VIOLATION OF THE FOREGOING RESTRICTIONS.

CHINA TIME SHARE MEDIA CO. LTD

(incorporated with limited liability under

the laws of the Cayman Islands)

US$20,000,000

5.00 per cent. Secured Convertible Notes due 2010

GLOBAL NOTE CERTIFICATE

1.	Introduction: This Global Note Certificate is issued in respect of the US$20,000,000 5.00 per cent. Secured Convertible Notes due 2010 (the “Notes”) of China Time Share Media Co. Ltd (the “Issuer”). The Notes are constituted by, are subject to, and have the benefit of, a trust deed (as amended or supplemented from time to time, the “Trust Deed”) between the Issuer dated 19 December 2007 and The Hongkong and Shanghai Banking Corporation Limited as trustee (the “Trustee”, which expression includes all persons for the time being appointed trustee or trustees under the Trust Deed) and are the subject of an agency agreement dated 19 December 2007 (as amended or supplemented from time to time, the “Agency Agreement”) and made between the Issuer, The Hongkong and Shanghai Banking Corporation Limited as registrar (the “Registrar”, which expression includes any successor registrar appointed from time to time in connection with the Notes), The Hongkong and Shanghai Banking Corporation Limited as principal agent, the other paying agents and the transfer agents named therein and the Trustee.

2.	References to Conditions: Any reference herein to the “Conditions” is to the terms and conditions of the Notes attached hereto and any reference to a numbered “Condition” is to the correspondingly numbered provision thereof.

3.	Registered holder: This is to certify that:

HSBC Nominees (Hong Kong) Limited

is the person registered in the register maintained by the Registrar in relation to the Notes (the “Register”) as the duly registered holder (the “Holder”) of:

US$ 20,000,000

(TWENTY MILLION UNITED STATES DOLLARS)

in aggregate principal amount of Notes.

4.	Promise to pay: The Issuer, for value received, hereby promises to pay such principal sum to the Holder on 19 September 2010 or on such earlier date or dates as the same may become payable in accordance with the Conditions, and to pay interest on such principal sum in arrear on the dates and at the rate specified in the Conditions, together with any additional amounts payable in accordance with the Conditions, all subject to and in accordance with the Conditions.

5.	Exchange for Individual Note Certificates: This Global Note Certificate will be exchanged in whole (but not in part) for duly authenticated and completed individual note certificates (“Individual Note Certificates”) in substantially the form (subject to completion) set out in Schedule 2 (Form of Individual Note Certificate) to the Trust Deed if any of the following events occurs:

(a)	Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme, Luxembourg (“Clearstream, Luxembourg”) is closed for business for a continuous period of 14 days (other than by reason of legal holidays) or announces an intention permanently to cease business; or

(b)	any of the circumstances described in Condition 11 (Events of Default) occurs.

Such exchange shall be effected in accordance with paragraph 6 (Delivery of Individual Note Certificates). The Issuer shall notify the Holder of the occurrence of any of the events specified in (a) and (b) as soon as practicable thereafter.

6.	Delivery of Individual Note Certificates: Whenever this Global Note Certificate is to be exchanged for Individual Note Certificates, such Individual Note Certificates shall be issued in an aggregate principal amount equal to the principal amount of this Global Note Certificate within five business days of the delivery, by or on behalf of the Holder, Euroclear and/or Clearstream, Luxembourg, to the Registrar of such information as is required to complete and deliver such Individual Note Certificates (including, without limitation, the names and addresses of the persons in whose names the Individual Note Certificates are to be registered and the principal amount of each such person’s holding) against the surrender of this Global Note Certificate at the Specified Office (as defined in the Conditions) of the Registrar. Such exchange shall be effected in accordance with the provisions of the Agency Agreement and the regulations concerning the transfer and registration of Notes scheduled thereto and, in particular, shall be effected without charge to any Holder or the Trustee, but against such indemnity as the Registrar may require in respect of any tax or other duty of whatsoever nature which may be levied or imposed in connection with such exchange. In this paragraph, “business day” means a day on which commercial banks are open for business (including dealings in foreign currencies) in the city in which the Registrar has its Specified Office.

7.	Conditions apply: Save as otherwise provided herein, the Holder of this Global Note Certificate shall have the benefit of, and be subject to, the Conditions and, for the purposes of this Global Note Certificate, any reference in the Conditions to “Note Certificate” or “Note Certificates” shall, except where the context otherwise requires, be construed so as to include this Global Note Certificate.

8.

Exercise of Put Option: In order to exercise the option contained in Condition 9.3 (Redemption for Change of Control) (the “Put Option”), the Holder must, within the period specified in the Conditions for the deposit of the relevant Note Certificate and put notice, give written notice of such exercise to any Paying Agent specifying the principal amount of Notes in respect of which the Put Option is being exercised. Any such notice shall be irrevocable and may not be withdrawn.

9.	Notices: Notwithstanding Condition 16 (Notices), so long as this Global Note Certificate is held on behalf of Euroclear, Clearstream, Luxembourg or any other clearing system (an “Alternative Clearing System”), notices to Holders of Notes represented by this Global Note Certificate may be given by delivery of the relevant notice to Euroclear, Clearstream, Luxembourg or (as the case may be) such Alternative Clearing System;

10.	Determination of entitlement: This Global Note Certificate is evidence of entitlement only and is not a document of title. Entitlements are determined by the Register and only the Holder is entitled to payment in respect of this Global Note Certificate.

11.	Authentication: This Global Note Certificate shall not be valid for any purpose until it has been authenticated for and on behalf of The Hongkong and Shanghai Banking Corporation Limited as registrar.

12.	Governing law: This Global Note Certificate is governed by, and shall be construed in accordance with, English law.

AS WITNESS the manual or facsimile signature of a duly authorised person on behalf of the Issuer.

China Time Share Media Co. Ltd

By:	/s/ He Ji Lun
manual or facsimile signature
(duly authorised)

ISSUED on 19 December, 2007

AUTHENTICATED for and on behalf of
The Hongkong and Shanghai Banking Corporation Limited

as registrar without recourse, warranty or liability

By:	/s/ Eva T W Tam	Eva T W Tam
manual signature		3266
(duly authorised)

FORM OF TRANSFER

FOR VALUE RECEIVED	,	being the registered

holder of this Global Note Certificate, hereby transfers to

of

,

US$ in principal amount of the US$20,000,000 5.00 per cent. Secured Convertible Notes due 2010 (the “Notes”) of China Time Share Media Co. Ltd (the “Issuer”) and irrevocably requests and authorises The Hongkong and Shanghai Banking Corporation Limited, in its capacity as registrar in relation to the Notes (or any successor to The Hongkong and Shanghai Banking Corporation Limited, in its capacity as such) to effect the relevant transfer by means of appropriate entries in the register kept by it.

Dated:

By:
(duly authorised)

Notes

The name of the person by or on whose behalf this form of transfer is signed must correspond with the name of the registered holder as it appears on the face of this Global Note Certificate.

(a)	A representative of such registered holder should state the capacity in which he signs, e.g. executor.

(b)	The signature of the person effecting a transfer shall conform to any list of duly authorised specimen signatures supplied by the registered holder or be certified by a recognised bank, notary public or in such other manner as the Registrar may require.

(c)	Any transfer of Notes shall be in an amount equal to US$ 100,000 or an integral multiple of US$ 1,000 in excess thereof.

Terms and Conditions of the Notes

The following, other than the words in italics, is the text of the Terms and Conditions of the Notes which will appear on the reverse of each definitive certificate evidencing the Notes:

The issue of US$20,000,000 in aggregate principal amount of 5.00 per cent. secured convertible notes due 2010 (the “Notes”) of China Time Share Media Co. Ltd, a company incorporated and existing under the laws of the Cayman Islands (the “Issuer”), was authorised by a resolution of the Board of Directors (the “Board”) of the Issuer passed on 17 December 2007. The right of conversion into Shares (as defined in Condition 1.2) was authorised by resolutions of the Board of Directors of the Issuer passed on 17 December 2007.

The Notes are constituted by a trust deed (as amended and/or supplemented from time to time, the “Note Trust Deed”) dated 19 December 2007 (the “Issue Date”) and made between the Issuer, The Hongkong and Shanghai Banking Corporation Limited, as trustee (the “Note Trustee”, which term shall, where the context so permits, include all other persons for the time being acting as trustee or trustees under the Note Trust Deed) and The Hongkong and Shanghai Banking Corporation Limited, as security trustee, (the “Security Trustee”, which term shall, where the context so permits, include all other persons for the time being acting as security trustee in connection with the Notes and the Warrants (as defined below)). The Issuer has entered into a paying, conversion and transfer agency agreement (as amended or supplemented from time to time, the “Note Agency Agreement”) dated the Issue Date with the Note Trustee, The Hongkong and Shanghai Banking Corporation Limited, as principal paying, conversion and transfer agent (the “Principal Agent”), The Hongkong and Shanghai Banking Corporation Limited, as registrar (the “Registrar”) and the other paying, conversion and transfer agents appointed from time to time thereunder (each, including the Principal Agent, a “Paying Agent”, “Conversion Agent” and “Transfer Agent” and, together with the Registrar and the Principal Agent, the “Agents”) relating to the Notes. References to the “Principal Agent”, “Registrar” and “Agents” below are references to the principal agent, registrar and agents for the time being for the Notes. The statements in these terms and conditions (these “Conditions”) include summaries of, and are subject to, the detailed provisions of the Note Trust Deed and the Note Agency Agreement. Unless otherwise defined herein, terms used in these Conditions have the meanings specified in the Note Trust Deed. Copies of the Note Trust Deed and the Note Agency Agreement are available for inspection during normal business hours at the specified office of the Note Trustee being at the date hereof at Level 30, HSBC Main Building, 1 Queen’s Road Central, Hong Kong. The Noteholders are entitled to the benefit of the Note Trust Deed and are bound by, and are deemed to have notice of, all the provisions of the Note Trust Deed and the Note Agency Agreement applicable to them. In conjunction with the issue of the Warrants, the Issuer has authorised and separately issued 80 secured warrants with a face value of US$100,000 each (the “Warrants”).

1.	Guarantee and Status

1.1	Guarantee

The Issuer shall cause (i) each of its current and future Subsidiaries which are incorporated in the People’s Republic of China, in the event that a change in the laws or regulations in the PRC permits the provision of guarantees without the requirement of any approval from the State Administration of Foreign Exchange (SAFE), and (ii) each of its current and future Subsidiaries which are incorporated outside the PRC, to execute and deliver to the Note Trustee an accession deed to the Note Trust Deed pursuant to which such Subsidiaries will guarantee the due payment of all sums expressed to be payable by the Issuer under the Notes, the Warrants and Issue Documents (as defined in Condition 4.13) (collectively, the “Guarantee”). Each Subsidiary of the Issuer that guarantees the Notes after the Issue Date, upon execution of the applicable Guarantee, will be a “Subsidiary Guarantor”. Each Subsidiary Guarantor’s obligations under the Guarantee are set out in the Note Trust Deed.

As of the Issue Date, there are no Subsidiary Guarantors.

1.2	Status

The Notes will at all times rank pari passu among themselves and will (i) constitute direct, unconditional and secured obligations of the Issuer which will, on a pari passu basis with the Warrants, rank first in priority with respect to the Security (as defined in Condition 4), (ii) rank senior in right of payment to all existing and future indebtedness of the Issuer and Subsidiary Guarantors that are expressly subordinated in right of payment to the Notes and (iii) as to any amount due in excess of the realisable value of the Security, constitute direct, unconditional and unsecured obligations of the Issuer which will (subject to prior realisation of the Security and application of the proceeds thereof in accordance with the Share Mortgage) at all times rank at least pari passu with all other present and future unsecured obligations of the Issuer save for such obligations as may be preferred by provisions of law that are both mandatory and of general application

The Notes and the Warrants will have the benefit of the Security as security for the Issuer’s payment obligations and the performance of all of its obligations in respect of the Notes, the Warrants, the Note Trust Deed, the Warrant Trust Deed and the Issue Documents.

For the purpose of these Conditions, “Shares” means ordinary shares of US$0.0001 each of the Issuer or shares of any class or classes resulting from any subdivision, consolidation or re-classification of those shares, which as between themselves have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation or dissolution of the Issuer. In the event of an IPO (as defined in Condition 6.2) or any public offer or listing of Shares or analogous event, “Shares” shall also mean Shares which are the subject matter of the IPO or public offer or listing or analogous event, whether such Shares are still shares in the Issuer, or represented in the form of American Depositary Shares or Global Depositary Shares, or are shares in some other company structured for the purpose of such IPO, public offer or listing or such analogous event.

2.	Form, Denomination and Title

2.1	Form and Denomination

The Notes are issued in registered form in the denomination of US$100,000 and integral multiples of US$1,000 in excess thereof. A note certificate (each, a “Certificate”) will be issued to each Noteholder in respect of its registered holding of Notes. Each Note and each Certificate will be numbered serially with an identifying number which will be recorded on the relevant Certificate and in the register of Noteholders which the Issuer will procure to be kept by the Registrar.

Upon issue, the Notes will be represented by a Global Certificate registered in the name of a common nominee and deposited with a common depositary for Euroclear Bank S.A./N.V., as operator of the Euroclear System and Clearstream Banking, societe anonyme. The Conditions are modified by certain provisions contained in the Global Certificate.

2.2	Title

Title to the Notes passes only by transfer and registration in the register of Noteholders as described in Condition 3. The holder of any Note will (except as otherwise required by law) be treated as its absolute owner for all purposes (whether or not it is overdue and regardless of any notice of ownership, trust or any interest in it or any writing on (other than the endorsed form of transfer), or the theft or loss of, the Certificate issued in respect of it) and no person will be liable for so treating the holder. In these Conditions, “Noteholder” and “holder” mean the person in whose name a relevant Note is registered.

3.	Transfers of Notes; Issue of Certificates

3.1	Register

The Issuer will cause to be kept at the specified office of the Registrar outside the United Kingdom and in accordance with the terms of the Note Agency Agreement a register (the “Register”) on which shall be entered the names and addresses of the holders of the Notes and the particulars of the Notes held by them and of all transfers of the Notes. Each Noteholder shall be entitled to receive only one Certificate in respect of its entire holding of Notes.

3.2	Transfers

Subject to Condition 3.5, Condition 3.6 and the terms of the Note Agency Agreement, a Note may be transferred or converted by delivery of the Certificate issued in respect of that Note, with the form of transfer on the back duly completed and signed by the holder or his attorney duly authorised in writing, to the specified office of the Registrar or any Transfer Agent. No transfer of title to a Note will be valid or effective unless and until entered on the Register.

Transfers of interests in Notes evidenced by the Global Certificate will be effected in accordance with the rules of the relevant clearing systems.

3.3	Delivery of New Certificates

3.3.1	Each new Certificate to be issued upon a transfer or conversion of Notes will, within seven business days of receipt by the Registrar or any Transfer Agent of the form of transfer duly completed and signed, be made available for collection at the specified office of the Registrar or such Transfer Agent or, if so requested in the form of transfer, be mailed by uninsured mail at the risk of the holder entitled to such Notes (at the expense of the Issuer but free of charge to the holder) to the address specified in the form of transfer. The form of transfer is available at the specified office of the Registrar or any Transfer Agent.

Except in the limited circumstances described in the Global Certificate, owners of interests in the Notes evidenced by the Global Certificate will not be entitled to receive physical delivery of Certificates.

3.3.2	Where only part of the principal amount of Notes (being that of one or more Notes) in respect of which a Certificate is issued is to be transferred, converted or redeemed, a new Certificate in respect of the Notes not so transferred, converted or redeemed will, within seven business days of delivery of the original Certificate to the Registrar or other relevant Agent, be made available for collection at the specified office of the Registrar or such Agent or, if so requested in the form of transfer, be mailed by uninsured mail at the risk of the holder of the Notes not so transferred, converted Or redeemed (at the expense of the Issuer but free of charge to the holder) to the address of such holder appearing on the Register.

3.3.3	For the purpose of these Conditions, “business day” shall mean a day other than a Saturday or Sunday on which banks are open for business in New York City, Hong Kong and the city in which the specified office of the Registrar or Agent, with whom a Certificate is deposited in connection with a transfer, conversion or redemption of Notes evidenced by such Certificate, is located.

3.4	Formalities Free of Charge

Registration of a transfer of Notes will be effected without charge by or on behalf of the Issuer, the Registrar or any Transfer Agent, but upon (i) payment (or the giving of such indemnity as the Issuer, the Registrar or such Transfer Agent may require) in respect of any tax or other governmental charges which may be imposed in relation to such transfer, and (ii) the Registrar and such Transfer Agent being satisfied that the regulations concerning such transfer of Notes have been complied with.

3.5	Closed Periods

No Noteholder may require the transfer of a Note to be registered:

(a)	during the period of seven days ending on (and including) the Maturity Date (as defined in Condition 5.1);

(b)	after an Conversion Notice (as defined in Condition 7.1) has been delivered with respect to such Note;

(c)	after a Change of Control Put Exercise Notice (as defined in Condition 9.3) has been delivered with respect to such Note;

(d)	after an Early Redemption Notice (as defined in Condition 9.2) or notice of a Drag Along Exercise (as defined in Condition 9.4) has been validly given to the Noteholders, the Note Trustee and the Principal Agent; and

(e)	during the period of seven days ending on (and including) any Interest Record Date (as defined in Condition 8.1).

Each such period is referred herein as a “Closed Period”.

3.6	Transfer Restrictions

(a)	No holder of the Notes may transfer any Note or any part thereof to any competitor of the Issuer engaged in the Business in the PRC; provided that the holders of Notes may transfer Notes to one or more financial institutions or investment companies that invest in but do not control such competitors.

(b)	No holder of the Notes may transfer any Note or any part thereof (i) to any Person other than a “qualified institutional buyer” (as defined in Rule 144A under the United States Securities Act of 1933, as amended) or (ii) except in accordance with Rule 903 or 904 of the Regulation S under the United States Securities Act of 1933, as amended.

(c)	No holder of the Notes may transfer any Note or any part thereof to any Person except in compliance with the laws and regulation and stock exchange rules of all relevant jurisdictions (including the PRC and the jurisdiction where the Stock Exchange is located).

(d)	None of the Note Trustee and the Agents is required to monitor the transfer of Notes under Condition 3.6.

3.7	Regulations

All transfers of Notes and entries on the Register will be made subject to the detailed regulations concerning transfer of Notes scheduled to the Note Agency Agreement. The regulations may be changed by the Issuer, with the prior written approval of the Note Trustee and the Registrar. A copy of the regulations from time to time in force will be mailed (at the expense of the Issuer but free of charge to the holder) by the Registrar to any Noteholder upon written request.

4.	Security and Covenants

4.1	Security

4.1.1	The payment obligations and the performance of all of the obligations of the Issuer under the Notes, the Warrants and the Issue Documents to which it is a party are secured rateably and on a part passu basis by the security interests pursuant to the first priority share mortgage (the “Share Mortgage”) entered into between IHL (as defined in Condition 4.13) (as mortgagor) and the Security Trustee in relation to 15.00 per cent. of the issued share capital of the Issuer. The Share Mortgage is governed by the laws of the Cayman Islands. The Share Mortgage, together with any additional security which may be granted pursuant to this Condition and Condition 4.2, are together referred to as the “Security”.

4.1.2	In the event of any non-payment of any sum due and payable under the Notes or the non-performance of any of the Issuer’s obligations under the Notes or if there has been an Event of Default or in any other event where the Security becomes enforceable, the Security Trustee may, in accordance with the provisions of the Note Trust Deed and the Security, enforce the Security (including, without limitation, by taking possession or disposing of or realising the shares of the Issuer in addition to, or in lieu of taking such other action as may be permitted against the Issuer). The Security Trustee shall not be bound to take any such proceedings or action, unless it is indemnified and/or receives security to its satisfaction.

The Security Trustee is the security trustee in respect of the Security, holding such Security for the benefit of the holders of the Notes and holders of the Warrants on a pari passu basis. The sharing arrangement in respect of the Security between the holders of the Notes and the holders of the Warrants is set out in the Share Mortgage. Under the terms of the Share Mortgage, any enforcement of the Security by the Security Trustee or the holders of the Notes will automatically result in enforcement of the Security on behalf of holders of the Warrants, on a pari passu basis. After the enforcement of the Security, the proceeds will be applied and paid to the holders of the Warrants and to the holders of the Notes in accordance with the provisions of the Note Trust Deed and the Share Mortgage.

4.1.3	Save as provided under Condition 4.1.1, the Security shall be discharged as soon as reasonably practicable upon the earlier of:

(a)	the IPO Closing Date; and

(b)	the date on which (i) all of the Notes have been redeemed or converted in full, (ii) all of the Warrants have been exercised in full, and (iii) the Issuer and all outstanding obligations of the Controlling Shareholders under the Notes, the Warrants and the Issue Documents have been fully discharged.

The Issuer shall promptly notify the Note Trustee in writing of any discharge pursuant to this Condition 4.1.3.

4.1.4	In the event that no IPO has occurred and there are no Notes outstanding, for as long as any Warrant remains unexercised (as defined in terms and conditions of the Warrants), the Security shall, in accordance with the terms of the Share Mortgage, be partially released to the extent that the security interests under the Share Mortgage is reduced to 3.00 per cent. of the issued share capital of the Issuer.

4.2	Negative Pledge

For so long as any Note remains outstanding (as defined in the Note Trust Deed) and, save in each case for the Security, each Subsidiary and the Issuer will not create or permit to subsist, and will procure that none of its Subsidiaries creates or permits to subsist, any mortgage, charge, pledge, lien or other form of encumbrance or security interest (“Further Security”) (other than Permitted Further Security (as defined in Condition 4.13)) upon the whole or any part of its undertaking, properties, assets or revenues, present or future (“Assets”), to secure any Indebtedness (as defined in Condition 4.13) or to secure any guarantee of or indemnity in respect of any Indebtedness or to provide any guarantee or indemnity in respect of any Indebtedness unless, at the same time or prior thereto, the Issuer’s obligations under the Notes are secured (in addition to the Security) at least equally and rateably by the same Further Security.

4.3	Indebtedness

For so long as any Note remains outstanding and prior to the IPO Closing Date, the Issuer will not, and will not permit any of its Subsidiaries, to contract, create, incur, assume, guarantee, suffer to exist, or in any other manner become directly or indirectly liable for the payment of, any Indebtedness, save:

(i)	for Indebtedness incurred pursuant to the Notes and the Warrants;

(ii)	only with respect to the Issuer, for any Additional Funding (as defined in Condition 4.13) provided that the Debt to EBITDA Ratio (as defined in Condition 4.13) for the most recent Relevant Period is less than or equal to 4.5;

(iii)	for Indebtedness of the Issuer or any of its Subsidiaries outstanding on the Issue which has been disclosed in the Subscription Agreement;

(iv)	in the ordinary course of the Issuer’s Business; and

(v)	as approved by an Extraordinary Resolution of the Noteholders.

4.4	Limitation on Restricted Payments

For so long as any Note remains outstanding, the Issuer will not, and the Issuer will not permit any Subsidiary of the Issuer to pay any Dividends or, make, directly or indirectly, a Restricted Payment, except for:

(i)	any Dividends payable to the Issuer by Chengdu WFOE or Xi’an WFOE;

(ii)	any Dividends payable by the Subsidiaries of Sichuan Opco to Sichuan Opco; or

(iii)	any payments to be made to Chengdu WFOE by any of Sichuan Opco, Subsidiaries of Sichuan Opco and shareholders of Sichuan Opco in connection with the Material Contracts (as defined in Condition 4.13).

4.5	Limitation on Sales of Assets

For so long as any Note remains outstanding, the Issuer shall not, and the Issuer shall not permit any of its Subsidiaries to, consummate, directly or indirectly, any Asset Disposition unless:

(i)	immediately after giving effect to any such Asset Disposition, no Event of Default shall have occurred or be continuing or is reasonably likely to result therefrom;

(ii)	the consideration received by the Issuer or such Subsidiary, as the case may be, is at least equal to the fair market value of the assets sold or disposed of; provided that (x) if the price of such assets exceeds US$1,000,000 (or the RMB Equivalent thereof), such sale will require the approval by a majority of the members of the board of directors of the Issue, and (y) if the price of such assets exceeds US$3,000,000 (or the RMB Equivalent thereof), such sale will require a fairness opinion from an independent investment bank of international repute; and

(iii)	if the Issuer incurred at least US$1.00 of Indebtedness after giving pro forma effect to such Asset Disposition and following such incurrence, the then Debt to EBITDA Ratio would be equal to or greater than 4.5.

4.6	Limitation on Restrictions on Distributions from Subsidiaries

4.6.1	For so long as any Note remains outstanding, except as provided in Condition 4.6.2, the Issuer will not, and the Issuer will not permit any Subsidiary of the Issuer to, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any member of the Group to (a) pay Dividends or make any other distributions on its Capital Stock to the Issuer or a Subsidiary of the Issuer or pay any Indebtedness owed to the Issuer or any Subsidiary of the Issuer, (b) make any loans or advances to the Issuer or any Subsidiary of the Issuer or (c) transfer any of its property or assets to the Issuer or any Subsidiary of the Issuer.

4.6.2	The provisions of Condition 4.6.1 above do not apply to any encumbrances or restrictions:

(i)	existing in any Issue Document or the Carlyle Investment Agreements;

(ii)	existing under or by reason of applicable law;

(iii)	existing with respect to any person Or the property or assets of such person acquired by the Issuer or any if its Subsidiaries, existing at the time of such acquisition and not incurred in contemplation thereof, and any extensions, refinancings, renewals or replacements thereof;

(iv)	that are agreed to in the ordinary course of business and, that (A) restrict in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease or license, (B) exist by virtue of any Further Security on, or agreement to transfer, option or similar right with respect to any property or assets of the Issuer or any of its Subsidiaries not otherwise prohibited by the Notes, or (C) do not, individually or in the aggregate, detract from the value of property or assets of the Issuer or any of its Subsidiaries in any manner material to the Issuer and its Subsidiaries, taken as a whole; or

(v)	that are set out in the terms of the documents entered into pursuant to the Additional Funding, and are no more onerous in the aggregate to the Issuer than these Conditions, the terms and conditions of the Warrants and the terms set out in the Note Trust Deed, the Warrant Trust Deed and other Issue Documents, taken as a whole.

4.7	Consolidation, Amalgamation and Merger

For so long as any Note remains outstanding, none of the Issuer or any of its Subsidiaries will consolidate with, merge or amalgamate into or transfer all or substantially all the Assets of the Issuer and its Subsidiaries, computed on a consolidated basis, to any corporation or convey or transfer all or substantially all the Assets of the Issuer and its Subsidiaries, computed on a consolidated basis, to any Person (the consummation of any such event, a “Merger”), unless:

(i)	the business of such corporation or Person referred to in the foregoing paragraph is materially similar to the Issuer’s Business (as defined in Condition 4.13);

(ii)	the corporation formed by such Merger or the Person (as defined in Condition 4.13) that acquired such properties and assets shall expressly assume, by a supplemental trust deed, all obligations of the Issuer or, as applicable, such Subsidiary under the Notes and the Note Trust Deed and the performance of every covenant and agreement applicable to it contained therein;

(iii)	immediately after giving effect to any such Merger, no Event of Default shall have occurred or be continuing or may result therefrom; and

(iv)	the corporation formed by such Merger, or the Person that acquired such properties and assets, shall expressly agree to indemnify each Noteholder and the Note Trustee to its satisfaction against any tax, assessment or governmental charge payable by withholding or deduction thereafter imposed on such holder solely as a consequence of such Merger with respect to the payment of principal, interest and premium on the Notes, provided that this Condition 4.7 shall not apply to any sale that the Issuer or any of its Subsidiaries is obligated to make pursuant to the exercise by the Series A Holders (as defined in the Carlyle Rights Agreement) of the drag-along rights pursuant to section 4.6 of the Carlyle Rights Agreement.

4.8	Issue, repurchase and sale of equity securities

For as long as any Note remains outstanding, the Issuer will not, and the Issuer will not permit any of its Subsidiaries to, issue, sell or repurchase any shares, equity securities of any member of the Group convertible into or exchangeable for Shares, equity securities or Capital Stock other than:

(i)	any issuance of equity securities in connection with an Additional Funding;

(ii)	an issue of equity securities to one or more Strategic Investors;

(iii)	pursuant to the conversion of the Series A Preferred Shares or the Notes or the exercise of the Warrants;

(iv)	any issuance or repurchase of equity securities pursuant to an Employee Share Option Scheme adopted by the board of directors of the Issuer;

(v)	any issuance of equity securities by a Subsidiary of the Issuer to the Issuer or to another Subsidiary of the Issuer;

(vi)	any sale of equity securities permitted by Condition 4.5 or Condition 4.7 or in connection with an IPO; or

(vii)	any other issuance or sale that is approved by an Extraordinary Resolution of the Noteholders.

The Issuer will not, and the Issuer will not permit any of its Subsidiaries to, enter into any transaction which has an analogous effect to the transactions described in this Condition.

4.9	Provision of Financial Statements and Reports

For as long as any Note remains outstanding:

4.9.1	Prior to an IPO, the Issuer will provide to the Note Trustee and the Noteholders (i) the consolidated annual accounts of the Group audited by the Auditors in accordance with GAAP within 90 days from the end of each financial year and (ii) the unaudited unreviewed management accounts of the Group for each of the first three quarters of each financial year within 45 days from the end of such quarter, and will promptly notify the Note Trustee in writing as soon as practicable but in no event later than 10 days after becoming aware of the same if any event occurs or condition exists that is likely to materially adversely affect its financial condition, cash flow or results of operations, including without limitation any Event of Default or potential Event of Default.

4.9.2	Subject to the requirements of applicable laws and regulations and the rules of the Stock Exchange, the Issuer shall provide to the Note Trustee and furnish to the holders of the Notes (in accordance with Condition 16), (i) within five days of the Conversion Right Commencement Date (as defined in Condition 7.1.1) a notice setting out the proposed minimum float of the Qualified Public Offering (as defined in the Carlyle Rights Agreement) and comparative price ranges of similar companies whose shares are listed on the proposed Stock Exchange (the “Price Range Information”), and (ii) as soon as they are available for filing with the Stock Exchange or Regulatory Authority (as the case may be), but in any event not more than three calendar days after they are filed with the Stock Exchange or Regulatory Authority (as the case may be), true and correct copies of any registration statements (including its initial and final filings), prospectuses, filings or other reports filed with such Stock Exchange or Regulatory Authority in connection with the IPO. The Price Range Information may not be relied upon by the Noteholders as an indication of the price per Share offered to the public under the IPO.

4.9.3	Subject to the requirements of applicable laws and regulations and the rules of the Stock Exchange, the Issuer will at all times prior to the Maturity Date deliver by mail to the Note Trustee and give notice to the Noteholders in accordance with Condition 16 all information provided to holders of its Shares (including but not limited to details of material contracts, acquisitions or disposals of assets and project progress updates).

4.9.4	The Issuer will provide to the Note Trustee a certificate duly signed by its Chairman or Chief Executive Officer (or the equivalent) and its Chief Financial Officer (or the equivalent) dated the date of the delivery confirming (if true) its due compliance with these Conditions during the first 15 days of March, June, September and December of each year.

4.10	Limitation on Line of Business

For as long as any Note remains outstanding and prior to an IPO, the Issuer shall not, and the Issuer shall not permit any Subsidiary, to, carry on any business activity other than the Business, provided that the Issuer and its Subsidiaries may own Capital Stock of a Person that is engaged in a business other than the Business.

4.11	Restriction on Amending Constitution Documents

For as long as any Note remains outstanding and prior to an IPO, the Issuer will ensure that none of the memorandum of association, articles of association and bylaws of the Issuer or its Subsidiaries is amended, repealed or altered without the prior written consent of the Note Trustee (acting on the instructions of the Noteholders) if such amendments, repeals or alterations have an adverse impact on (i) the Security, (ii) the value thereof, (iii) the ability of the Note Secured Parties to release the Security or (iv) or the rights of the Noteholders.

4.12	Transactions with Affiliates

For as long as any Note remains outstanding and prior to an IPO and prior to the Closing Date, the Issuer will not, and will procure that its Subsidiaries will not, maintain or enter into any transaction with any of its Affiliates, which is not a constituent member of the Group, unless under terms that are fair and reasonable and no less favourable to the Issuer or any of its Subsidiaries, as the case may be, than those which would have been obtained at a comparable arm’s length transaction by the Issuer or the relevant Subsidiary with a Person that is not its Affiliate provided, that, any such transaction that has a value of more than (i) US$1,000,000 (or the RMB Equivalent thereof) will require the approval by a majority of the disinterested members of the Board of Directors of the Issuer, and (ii) US$3,000,000 will require a fairness opinion from an independent investment bank of international repute. Within 10 PRC Business Days (as defined in Condition 4.13) of such transaction, the Issuer will give notice to the Note Trustee and the Noteholders, which notice shall include a certified copy of the board resolution of the Issuer as described in sub-clause (i) and the fairness opinion as described in sub-clause (ii), as the case may be.

Mr. He Ji Lun has undertaken in the Deed of Non-Competition that he will cause and procure that each of his Affiliates which is not a member of the Group will, amongst other things, (i) not engage in any business that competes or is likely to compete, either directly or indirectly, with the Group’s business as currently conducted from time to time, and (ii) observe and comply with the conditions set out in Condition 4 and Condition 7 and Conditions 3 and 5 of the terms and conditions of the Warrants. Me He. Ji Lun has also undertaken that he will cause and procure that each of the directors (designated by himself), executive officers and senior managers of the Group to enter into deeds of non-competition similar to the Deed of Non-Competition.

4.13	Certain Definitions

For the purpose of these Conditions:

“Additional Funding” means the proposed funding of up to US$30,000,000 to be raised by the Issuer directly prior to the IPO:

(a)	by the borrowing of one or more loans which are subordinated in right of payment to the Notes or the issuance by the Issuer of (x) any bonds, debentures, notes and other debt securities which represent present or future indebtedness which are subordinated in right of payment to the Notes or (y) any equity securities (other than Shares to be issued upon the conversion or redemption of Notes or Shares to be issued for the purposes of paying interest on the Notes), Capital Stock and any securities convertible into or exchangeable for Shares, equity securities or Capital Stock; and

(b)	on such terms that are no more onerous in the aggregate to the Issuer than these Conditions, the terms and conditions of the Warrants and the terms set out in the Note Trust Deed, the Warrant Trust Deed and other Issue Documents, taken as a whole.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.

“Asset Disposition” means any sale, lease, transfer or other disposition (by way of merger, consolidation, sale and leaseback transaction or similar transaction) in one transaction or a series of related transactions by the Issuer or any Subsidiary of the Issuer, of any of its property or assets (including Capital Stock) to any Person other than the Issuer or any of its Subsidiaries; provided that “Asset Disposition” shall not include:

(a)	sales, lease, transfer or other dispositions of inventory, receivables and other current assets in the ordinary course of business;

(b)	sales, lease, transfers or other dispositions of assets with a fair market value not in excess of US$500,000 (or the RMB Equivalent thereof) in any transaction or series of related transactions;

(c)	any sale, transfer or other disposition of any property, or equipment that has become damaged, worn out, obsolete or otherwise unsuitable for use in connection with the business of the Issuer or its Subsidiaries;

(d)	any, transfer, assignment or other disposition deemed to occur in connection with creating or granting any Permitted Further Security; or

(e)	the sale or transfer of Capital Stock of the Issuer in a Drag-Along Sale (as defined in the Carlyle Rights Agreement).

“Assignment of Rights” means an assignment of rights dated the Issue Date and entered into between Mr. He Ji Lun as assignor and Xi’an WFOE as assignee whereby Mr. He Ji Lun shall assign his rights to receive principal and interests under the Sichuan Shareholder Loan Agreement to Xi’an WFOE.

“Auditors” means the auditors for the time being of the Issuer or, in the event of their being unable or unwilling to carry out any action requested of them pursuant to the terms of the Notes or the Note Trust Deed, such other firm of certified accountants of internationally recognised standing selected by the Issuer and includes any of the any of Deloitte, Ernst & Young, KPMG and PricewaterhouseCoopers and their respective successors.

“Business” means the engagement in the advertising business in the PRC including, but not limited to, any business that involves billboards, light boxes or neon lighting, furniture and similar displays and activities incidental to any of the foregoing activities.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Carlyle Group” means Carlyle Asia Growth Partners III, L.P. and CAGP HI Co-Investment, L.P.

“Carlyle Investment Agreements” means the Carlyle Subscription Agreement and the Carlyle Rights Agreement.

“Carlyle Rights Agreement” means the rights agreement among the Carlyle Group, the Issuer and certain other persons party thereto dated as of 1 November 2006.

“Carlyle Subscription Agreement” means the share subscription agreement among the Carlyle Group, the Issuer and certain other persons party thereto dated as of 1 November 2006.

“Chengdu WFOE” means Chengdu Time Share Technology Information Co., Ltd., a company organised under the laws of the PRC.

“Consolidated EBITDA” means, for the Relevant Period, the consolidated operating profits of the Group for the Relevant Period before taxation:

(a)	before deducting any Consolidated Finance Charges;

(b)	before taking into account any items treated as exceptional or extraordinary items;

(c)	before deducting any amount attributable to amortisation of goodwill or depreciation of tangible assets; and

(d)	before deducting any income taxes,

in each case, to the extent deducted or taken into account, as the case may be, for the purposes of determining the profits of the Group from ordinary activities before taxation.

“Consolidated Finance Charges” means, for any Relevant Period, the aggregate amount of interest, commission, fees, discounts, prepayment penalties or premiums and other finance payments in respect of Debt whether accrued, paid or payable and whether or not capitalised by any member of the Group in respect of that Relevant Period:

(a)	excluding any such obligations owed to any other member of the Group;

(b)	including the interest element of leasing and hire purchase payments;

(c)	including any amounts paid, payable or accrued by any member of the Group to counterparties under any interest rate hedging instrument; and

(d)	deducting any amounts paid, payable or accrued by counterparties to any member of the Group under any interest rate hedging instrument.

“control” means the ownership or control of more than 50 per cent. of the issued share capital or other ownership interest having ordinary voting power to elect directors, managers or trustees of a company or business entity.

“Controlling Shareholders” means (i) Mr. He Ji Lun; and (ii) any Person controlled by Mr. He Ji Lun and through which Mr. He Ji Lun holds a beneficial interest in the Issuer including, without limitation, IHL, DW and LZL.

“Debt” means, at any time, any indebtedness for or in respect of:

(a)	money borrowed;

(b)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or similar instruments,

but not including:

(x)	payables arising from the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Issuer held by any Person in connection with any merger or consolidation; and

(y)	payables arising from any accounts payables.

“Debt to EBITDA Ratio” means the ratio of (1) the aggregate amount of Debt owed by the Issuer and its Subsidiaries (without duplication) outstanding on the last day of the Relevant Period to (2) the product of (x) Consolidated EBITDA for the Relevant Period divided by nine and (y) twelve.

“Deed of Non-Competition” means the deed of non-competition dated the Issue Date executed by Mr. He Ji Lun.

“Deed of Undertaking” means the deed of undertaking dated the Issue Date and entered into between the Controlling Shareholders, the Carlyle Group, the Issuer, Xi’an WFOE, Chengdu WFOE, the Note Trustee and the Investor.

“Dividend” means any dividend or distribution, whether of cash, assets or other property, and whenever paid or made and however described (and for these purposes a distribution of assets includes, without limitation, an issue of Shares or other securities credited as fully or partly paid-up).

“DW” means Double Win Holdings Limited, a company incorporated under the laws of the British Virgin Islands.

“Employee Share Option Scheme” means any share option, share appreciation, share purchase, phantom share or other equity-based plan, arrangement, agreement, policy or understanding, whether written or unwritten, that provides or may provide benefits or compensation in respect of any employee, officer, director or consultant or former employee, officer, director or consultant of the Issuer or an Affiliate thereof or the beneficiaries or dependents of any such employee or former employee, officer, director or consultant.

“GAAP” means the generally accepted accounting principles in the United States of America which are in effect from time to time.

“Group” means the Issuer and each of its Subsidiaries from time to time. For the avoidance of doubt, “Group” shall include Sichuan Opco and its Subsidiaries from time to time.

“IHL” means Insighting Holdings Limited, a company incorporated under the laws of the British Virgin Islands.

“Indebtedness” means any indebtedness of any Person for money borrowed or raised including (without limitation) any indebtedness for or in respect of:

(i)	amounts raised by acceptance under any acceptance credit facility;

(ii)	amounts raised under any note purchase facility;

(iii)	the amount of any interest bearing liability in respect of leases or hire purchase contracts which would, in accordance with applicable law and generally accepted accounting principles, be treated as finance or capital leases;

(iv)	the amount of any interest bearing liability in respect of any purchase price for assets or services the payment of which is deferred for a period in excess of 120 days; and

(v)	amounts raised under any other transaction (including, without limitation, any forward sale or purchase agreement) having the commercial effect of a borrowing,

but not including:

(a)	payables arising from the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Issuer held by any Person in connection with any merger or consolidation; and

(b)	payables arising from any accounts payables.

“Investment” in any Person means any direct or indirect advance, loan or other extensions of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock,

Indebtedness or other similar instruments issued by such Person; provided that endorsements of negotiable instruments and documents in the ordinary course of business shall not be deemed to be an Investment. Except as otherwise provided for herein, the amount of an Investment shall be its fair market value (as determined by an independent investment bank of international repute, selected by the Issuer and approved in writing by the Note Trustee) at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Documents” means the Subscription Agreement, the Note Trust Deed, the Warrant Trust Deed, the Note Agency Agreement, the Warrant Agency Agreement, the Deed of Non-Competition, the Deed of Undertaking, the Rights Agreement, the Xi’an Loan Agreement, the Sichuan Shareholder Loan Agreement and the Security Documents.

“LZL” means Lucky Zone Limited, a company incorporated under the laws of the British Virgin Islands.

“Material Contracts” means the following agreements as may be amended, modified and supplemented from time to time:

(a)	a technology consulting service agreement entered into between Chengdu WFOE and Sichuan Opco dated 10 November 2006;

(b)	a business cooperation agreement entered into between Chengdu WFOE and the shareholders of Sichuan Opco dated 10 November 2006;

(c)	a domain name and trademark licensing agreement entered into between Chengdu WFOE and Sichuan Opco dated 10 November 2006;

(d)	a loan and equity pledge agreement between Chengdu WFOE and the shareholders of Sichuan Opco dated 10 November 2006; and

(e)	an option agreement entered into between the shareholders of Sichuan Opco and Chengdu WFOE dated 10 November 2006.

“Memorandum and Articles” means the Amended and Restated Memorandum and Articles of Association of the Issuer existing on the date hereof, as the same may be amended from time to time.

“Mr. He Ji Lun” means He Ji Lun ( ), (ID No. 510 132 1972 0220 0077), a national of the PRC.

“Investor” means Blue Ridge Investments, LLC as initial subscriber of the Notes and the Warrants.

“Note Documents” means the Subscription Agreement, the Note Trust Deed, the Note Agency Agreement, the Deed of Non-Competition, the Deed of Undertaking, the Rights Agreement, the Xi’an Loan Agreement, the Sichuan Shareholder Loan Agreement and the Security Documents.

“Subscription Agreement” means the subscription agreement dated 18 December 2007 relating to the issue and subscription of the Notes and the Warrants.

“Permitted Further Security” means:

(1)	Further Security for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal or administrative proceedings;

(2)	statutory and common law Further Security of landlords and carriers, warehousemen, mechanics, suppliers, repairmen or other similar Further Security arising in the ordinary course of business;

(3)	Further Security incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers’ acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business;

(4)	Further Security encumbering property or assets under construction arising from progress or partial payments by a customer of the Issuer or its Subsidiaries relating to such property or assets and not extending to any other property or assets;

(5)	any interest or title of a lessor in the property subject to any operating lease;

(6)	Further Security in favor of the Issuer or any of its wholly-owned Subsidiaries; and

(7)	Further Security arising from the rendering of a final judgment or order against the Issuer or any of its Subsidiaries that does not give rise to an Event of Default.

“Permitted Investment” means:

(1)	any Investment in the Issuer or a Subsidiary of the Issuer or a Person which will, upon the making of such Investment, become a Subsidiary of the Issuer or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Issuer or a Subsidiary of the Issuer;

(2)	time deposit accounts, certificates of deposit and money market deposits with a bank or trust company organized under the laws of the PRC;

(3)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

(4)	stock, obligations or securities received in satisfaction of judgments;

(5)	receivables owing to the Issuer or any of its Subsidiaries, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(6)	any securities or other Investments received as consideration in, or retained in connection with, sales or other dispositions of property or assets made in compliance with Condition 4.5; and

(7)	pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of “Permitted Further Security”.

“Person” means any individual, company, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organisation, government or any agency or political subdivision thereof or any other entity.

“PRC” means the People’s Republic of China, excluding for purposes of the Notes only, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“PRC Business Day” shall mean a day other than a Saturday or Sunday on which banks are open for business in the PRC.

“Preferred Stock” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Regulatory Authority” means the U.S. Securities and Exchange Commission or such other relevant securities regulatory with respect to the applicable Stock Exchange.

“Relevant Period” means, with respect to the incurrence of any Indebtedness, a period of nine months ending on the last day of the second to last full calendar month immediately prior to the incurrence of such Indebtedness.

“Restricted Payment” with respect to any Person means (i) the declaration or payment of any Dividend or making of any distribution on or with respect to the Capital Stock of the Issuer and its Subsidiaries (other than dividends or distributions payable solely in shares of Capital Stock of the Issuer or its Subsidiaries) held by Person other than the Issuer or any Subsidiary of the Issuer, (ii) making of any Investment in any Person, other than Permitted Investments, or (iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any subordinated obligations (which is subordinate or junior in right of payment to the Notes or the Guarantee) of such Person.

“Rights Agreement” means the rights agreement to be dated 19 December 2007 between, inter alia, the Issuer, each Controlling Shareholder, the Carlyle Group, and the Investor.

“RMB” means the lawful currency of the PRC.

“RMB Equivalent” means, with respect to any monetary amount in a currency other than RMB, at any time for the determination thereof, the amount of RMB obtained by converting such foreign currency involved in such computation into RMB at the base rate for the purchase of RMB with the applicable foreign currency as quoted by The People’s Bank of China on the date of determination.

“Second Priority Sichuan Equity Pledge” means a second priority equity pledge of the shares of Sichuan Opco dated on or about the Issue Date and entered into, amongst others, Xi’an WFOE as pledgee and the shareholders of Sichuan Opco as pledgors.

“Security Documents” means the Share Mortgage, the Assignment of Rights, the Second Priority Sichuan Equity Pledge and the Subsidiaries Equity Pledge.

“Series A Preferred Shares” means the Series A preferential shares, par value US$0.0001 per share, of the Issuer.

“Sichuan Opco” means Sichuan Time Share Advertising & Communication Co., Ltd.

“Subsidiaries Equity Pledge” means an equity pledge of the shares of (i) Beijing Time Share Advertising & Communication Co., Ltd., (ii) Chengdu Dayu Weiye Advertising Co., Ltd., (iii) Hubei Time Share Advertising & Communication Co. Ltd. and (iv) Xi’an Time Share Advertising & Communication Co. Ltd., dated on or about the Issue Date and entered into between Xi’an WFOE as pledgee and the Sichuan Opco as pledgor.

“Stock Exchange” means the National Association of Securities Dealers Automated Quotations (NASDAQ), New York Stock Exchange, the London Stock Exchange, the Singapore Stock Exchange or the Hong Kong Stock Exchange or their respective successors, or such other stock exchange approved by the shareholders of the Issuer and notified in writing to the Note Trustee.

“Strategic Investor” means an investor who supplies the Issuer with know-how, technology, management skills, marketing techniques, intellectual property and/or clientele.

“Subsidiary” means:

(A)

in relation to any Person, (i) any company or business entity of which that Person owns or controls (either directly or through one or more other subsidiaries) more than 50 per cent. of the issued share capital or other ownership interest having ordinary voting power to elect directors, managers or trustees of such company or business entity, (ii) any company or business entity of which that Person owns or controls (either directly or through one or more other subsidiaries) not more than 50 per cent. of the issued share capital or other ownership interest having ordinary voting power to elect directors, managers or trustees of such company or business entity but effectively controls (either directly or through one or more other subsidiaries) the management or the direction of business operations of such company or business entity, and (iii) any company or business entity which at any time has its accounts consolidated with those of that Person or which, under PRC, United States, Hong Kong, Cayman Islands or any other applicable law, regulations or International Financial Reporting Standards or such other applicable generally accepted accounting principles from time to time, should have its accounts consolidated with those of that Person; and

(B)	Sichuan Opco and its subsidiaries from time to time shall be deemed Subsidiaries of the Issuer.

“Warrant Agency Agreement” means the paying and transfer agency agreement (as amended or supplemented from time to time) dated the Issue Date relating to the Warrants.

“Warrant Trust Deed” means the trust deed (as amended or supplemented from time to time) dated the Issue Date constituting the Warrants.

“Xi’an Documents” means the Xi’an Loan Agreement, the Sichuan Shareholder Loan Agreement, the Assignment of Rights, the Second Priority Sichuan Equity Pledge and the Subsidiaries Equity Pledge.

“Xi’an WFOE” means Xian Time Share Technology Information Co., Ltd., a company organised under the laws of the PRC.

5.	Interest

5.1	Interest

5.1.1	The Notes will bear interests from and including the Issue Date up to but excluding 19 September 2010 (the “Maturity Date”) at the rate of 5.00 per cent. per annum (the “Interest Rate”), payable annually in arrear on each anniversary of the Issue Date (including the Maturity Date) (each an “Interest Payment Date”) in accordance with Condition 8.

Each Note will cease to bear interest:

(A)	when such Note has been fully repaid, purchased and cancelled, redeemed or converted in accordance with these Conditions;

(B)	on the date for redemption with respect to such Note; and

(C)	with respect to the conversion of any Note in accordance with the provisions of Condition 7.1, 30 days preceding the relevant Conversion Date (as defined in Condition 7.1) in respect of such Notes in respect of which the Conversion Right has been exercised.

5.1.2	Notwithstanding the foregoing, if a Note is due for redemption or repayment and upon due presentation, payment of the outstanding principal of the Note and Early Redemption Amount (as defined in Condition 9.7) thereon is withheld or refused or default is otherwise made in respect of any such payment, interest will continue to accrue at the Default Interest Rate (as defined in Condition 5.2), both after as well as before any judgment, up to but excluding the date on which payment in full of the outstanding principal of the Note and Early Redemption Amount thereon is made.

5.1.3	Subject to Condition 5.2, interest on the Notes will be calculated on the basis of a 365-day year and the actual number of days elapsed.

5.2	Default Interest

If the Issuer fails to pay any sum in respect of the Notes when the same becomes due and payable under these Conditions, interest shall accrue on the overdue sum at the rate of 4 per cent. per annum over and above the Interest Rate (the “Default Interest Rate”) from the due date. Such interest (collectively, “Default Interest”) shall accrue from day to day and be calculated on the basis of the actual number of days elapsed and a 365-day year until actually paid.

6.	Initial Public Offering

The Issuer shall use its best endeavours to effect an IPO with an IPO Closing Date which is on or before 31 December 2008. If the Stock Exchange on which the IPO Securities are to be listed is the New York Stock Exchange, the NASDAQ or any other Stock Exchange situated in the United States or governed by United States securities laws, the Noteholders shall have the benefit of registration rights in respect of a listing of such nature on the terms set out in the Rights Agreement.

6.1	Certain Definitions

For the purpose of these Conditions,

“Closing Price” means for the Shares for any Trading Day the average closing market price quoted by the Stock Exchange for such Trading Day.

“IPO Closing Date” or “Listing Date” means, with respect to any IPO, the date on which the IPO has closed and the IPO Securities are listed on the Stock Exchange, with permission granted to deal in the IPO Securities by the Stock Exchange.

“IPO Securities” means Shares subject to one or more offerings or listings that together constitute an IPO within the meaning of this Condition 6.

“Trading Day” means a day when the Stock Exchange is open for dealing or trading business, provided that, if no Closing Price is reported in respect of the relevant Shares on the Stock Exchange for one or more consecutive dealing or trading days, such day or days will be disregarded in any relevant calculation and shall be deemed not to have existed when ascertaining any period of dealing or trading days.

6.2	IPO

As used in these Conditions, “IPO” means the first offering or listing of Shares that complies with (A) the rules and regulations of the Stock Exchange; and (B) the following conditions:

(i)	it is a primary offer of IPO Securities to the public for subscription or sale exclusively for cash, accompanied (or preceded) by the grant of listing of, and permission to deal in, the Shares or depository shares or securities representing Shares by the Stock Exchange; and

(ii)	if the listing occurs on a Stock Exchange that is not situated in the United States or governed by United States securities laws, the Issuer shall have obtained in-principle approval from such Stock Exchange to list the Shares into which the Notes are convertible.

6.3	Notice of Intended IPO

If (i) an IPO is approved by the Stock Exchange and such approval has been communicated to the Issuer, and (ii) an IPO is proposed to be effected, to the extent permitted by applicable laws, the Issuer will, no later than two business days after becoming aware of the same, notify the Note Trustee and the Noteholders of the intended offer to the public and listing of the Shares (“Notice of Intended IPO”).

6.4	Rights Agreement

The Issuer has agreed under the Rights Agreement to grant holders of Shares (issued or issuable upon conversion of the Notes or exercise of the Warrants), for so long as such holder hold no less than at least 20 per cent of the total number of Shares (issued or issuable upon conversion of the Notes or exercise of the Warrants) as of the Issue Date, certain rights to any potential public offering of the Shares in the United States and reasonably equivalent or analogous rights with respect to any other offering of the Shares in any other jurisdiction in which the Issuer undertakes to publicly offer or list such securities for trading on a recognised securities exchange.

7.	Conversion

7.1	Conversion Right

7.1.1	Conversion Period: Subject as hereinafter provided, Noteholders have the right to convert their Notes into Shares at any time during the Conversion Period referred to below.

The right of a Noteholder to convert any Note into Shares is the “Conversion Right”. Subject to and upon compliance with the provisions of this Condition 7, the Conversion Right attaching to any Note may be exercised, at the option of the holder thereof, at any time within 30 days of the Conversion Right Commencement Date but in any case no later than the close of business (at the place where the Certificate evidencing such Note is deposited for conversion) on the date which is seven calendar days prior to the Proposed Public Filing Date (but, except as provided in Condition 7.1.5, in no event thereafter) (the “Conversion Period”).

In these Conditions:

“Conversion Right Commencement Date” means the date on which an initial confidential filing of the prospectus or registration statement with the relevant securities regulator in relation to the IPO is made. Such date shall be notified by the Issuer to the Note Trustee no later than the day immediately following the Conversion Right Commencement Date.

“Proposed Public Filing Date” means the date on which the prospectus in relation to the IPO is proposed to be publicly filed and registered with the relevant securities regulator in relation to the IPO.

7.1.2	Number of Shares issuable on Conversion: The number of Shares to be issued on conversion of a Note will be determined by dividing the principal amount of the Note to be converted by the Conversion Price (as defined in Condition 7.1.4). A Conversion Right may only be exercised in respect of one or more Notes. If more than one Note held by the same holder is converted at any one time by the same holder, the number of Shares to be issued upon such conversion will be calculated on the basis of the aggregate principal amount of the Notes to be converted.

7.1.3	Fractions of Shares: No fractions of a Share will be issued on conversion; provided that if more than one Note is converted at the same time by the same Noteholder then, for the purpose of determining the number of Shares issuable upon the conversion of such Notes and whether any (and if so what) fraction of a Share arises, the aggregate principal amount of such Notes will be aggregated.

7.1.4	Conversion Price: The price per share at which Shares will be issued upon conversion (the “Conversion Price”) will be 100 per cent. of the price per Share at which Shares are issued and/or offered to the public under the IPO.

7.1.5

Revival and/or Survival after Default: Notwithstanding the provisions of Condition 7.1.1, if (a) any Note has become due and payable prior to the Maturity Date by reason of the occurrence of any Event of Default in Condition 11, or (b) any Note that is not converted is not redeemed on the IPO Closing Date in accordance with Condition 9.1, the Conversion Right attaching to such Note will revive and/or will continue to be exercisable up to, and including, the close of business (at the place where the Certificate evidencing such Note is deposited for conversion) on the date upon which the full amount of the moneys payable in respect of such Note has been duly received by the Principal Agent or the Note Trustee and notice of such receipt has been duly given to the Noteholders and, notwithstanding the provisions of Condition 7.1.1, any Note in respect of which the Certificate and Conversion Notice are deposited for conversion prior to such date shall be converted on the relevant

Conversion Date (as defined in Condition 7.1.6(b)) notwithstanding that the full amount of the moneys payable in respect of such Note shall have been received by the Principal Agent or the Note Trustee before such Conversion Date or that the Conversion Period may have expired before such Conversion Date. The Conversion Right shall neither be revived nor continue to be exercisable in respect of a Note in the event that (i) no IPO has occurred or (ii) the relevant Noteholder has notified the Note Trustee of its acceptance of the full amount of the moneys payable in respect of such Note.

7.1.6	Conversion Notice:

(a)	To exercise the Conversion Right attaching to any Note, the holder thereof must complete, execute and deposit at its own expense during normal business hours at the specified office of any Conversion Agent a notice of conversion (a “Conversion Notice”) in the form (for the time being current) obtainable from the specified office of each Conversion Agent, together with the relevant Certificate and other documents as may be required by the Conversion Agent to determine the due execution of the Conversion Notice.

(b)	The conversion date in respect of a Note (the “Conversion Date”) must fall at a time when the Conversion Right attaching to that Note is expressed in these Conditions to be exercisable (subject to the provisions of Condition 7.1.5 above) and will be deemed to be (i) in the event that an IPO is occurring, the IPO Closing Date, or (ii) in any other situation, the Trading Day immediately following the date of the surrender of the Certificate in respect of such Note and delivery of such Conversion Notice and, if applicable, any payment to be made or indemnity given under these Conditions in connection with the exercise of such Conversion Right. An Conversion Notice once delivered shall be irrevocable and may not be withdrawn unless the Issuer consents in writing to such withdrawal.

7.2	Stamp Duty and Taxes

The Issuer and each Subsidiary Guarantor will pay all expenses, including all stamp, issue, registration, securities transaction or other similar taxes or duties (if any) arising on the conversion of the Notes, the delivery or issue of Shares or the delivery of Certificates therefor on conversion of Note(s) directly to the relevant authorities and all (if any) charges of the Conversion Agent in connection therewith.

7.3	Registration

(a)	The Issuer shall, as soon as practicable, and in any event not later than five Trading Days after the Conversion Date in the case of Notes converted on exercise of the Conversion Right and in respect of which a duly completed Conversion Notice has been delivered and the relevant Certificate deposited as required by Condition 7.1.6(a):

(i)	register the person or persons designated for the purpose in the Conversion Notice as holder(s) of the relevant number of Shares in the Issuer’s share register; and

(ii)	if the Noteholder has also requested in the Conversion Notice, to the extent permitted by law, take all necessary action to enable the Shares to be delivered through the clearing system of the jurisdiction of the Stock Exchange for so long as the Shares are listed on the Stock Exchange; or will make such certificate or certificates available for collection at the office of the Issuer’s share registrar notified to Noteholders in accordance with Condition 16 (with copy to the Note Trustee and the Conversion Agent) or, if so requested in the relevant Conversion Notice, cause its share registrar to mail (at the risk and expense of the person to whom such certificate or certificates are sent) such certificate or certificates to the person at the place specified in the Conversion Notice, together (in either case) with any other securities, property or cash required to be delivered upon conversion and such assignments and other documents (if any) as may be required by law to effect the transfer thereof.

(b)	The Shares to be issued upon conversion shall be deemed to have been issued at the close of banking business on the relevant date such person(s) is/are registered as such in the Issuer’s register of members (the “Registration Date”) and the Issuer will deem the converting Noteholder to have become the holder of record at the close of banking business in the Cayman Islands on the Registration Date of the number of Shares to which the converting Noteholder is entitled upon conversion of the relevant Note(s) (disregarding any fraction of a Share resulting from such conversion, except as mentioned in Condition 7.1.3).

(c)	All Shares issued upon conversion shall be fully-paid and non-assessable and shall, subject to the proviso below, entitle the holders thereof to participate in full in all Dividends and other distributions paid or made on the Shares the record date for which falls On or after the relevant Registration Date.

(d)	If the record date for the payment of any dividend or other distribution in respect of the Shares is on or after the Conversion Date in respect of any Note, but before the Registration Date, the Issuer will pay to the converting Noteholder or its designee an amount (the “Equivalent Amount”) in U.S. dollars equal to the Fair Market Value of any such dividend or distribution to which such converting Noteholder would have been entitled to had it on that record date been such a shareholder of record and will make the payment at the same time as it makes payment of the dividend or other distribution, or as soon as practicable thereafter, but, in any event, not later than seven days thereafter. The Equivalent Amount shall be paid by means of a U.S. dollar cheque drawn on a bank in New York and sent to the address specified in the relevant Conversion Notice.

For the purposes of these Conditions:

“Fair Market Value” means, with respect to any shares, assets, security, option, warrants or other right on any date, the fair market value of that share, asset, security, option, warrant or other right as determined by an independent investment bank of international repute (acting as an expert), selected by the Issuer and notified to the Note Trustee and the Noteholders (in accordance with Condition 16); provided that (i) the fair market value of a cash dividend paid or to be paid per Share shall be the amount of such cash dividend per Share determined as at the date of announcement of such dividend; and (ii) where options, warrants or other rights are publicly traded in a market of adequate liquidity (as determined by such investment bank of international repute) the fair market value of such options, warrants or other rights shall equal the arithmetic mean of the daily closing prices of such options, warrants or other rights during the period of five Trading Days on the relevant market immediately prior to the date on which the Fair Market Value is to be determined and, if no such period is available, the period of five trading days on the relevant market commencing on the first such trading day such options, warrants or other rights are publicly traded.

7.4	Undertakings

7.4.1	The Issuer undertakes that, for so long as any Note remains outstanding, save with the approval of an Extraordinary Resolution of the Noteholders:

(i)	it will use its best endeavours (a) to obtain an IPO on the Stock Exchange with a IPO Closing Date which is on or before 31 December 2008, (b) in respect of listing on a Stock Exchange not situated in the United States or governed by United States securities laws, to obtain and maintain a listing for all the Shares after an IPO and for all the Shares issued, delivered or transferred pursuant to the exercise of the Conversion Right on the Stock Exchange and will forthwith give notice to Note Trustee (and the Noteholders in accordance with Condition 16) of such IPO and any such listing or delisting of the Shares (as a class) by the Stock Exchange, and (c) in respect of listing on a Stock Exchange situated in the United States or governed by United States securities laws, to provide the Noteholders the benefit of the registration rights in respect of a listing on such Stock Exchange as set out in the Rights Agreement;

(ii)	it will ensure that the Security and the security interest created will thereafter always remain perfected, of first priority and in full force and effect in favour of the Security Trustee for the benefit of the Noteholders and the holders of the Warrants and it will procure that, save in accordance with the Share Mortgage, no other or additional security interest to be created in respect of the Shares subject to the Share Mortgage in favour of any person other than the Security Trustee for the benefit of the Noteholders and the holders of the Warrants;

(iii)	it will not make any reduction of its ordinary share capital or any uncalled liability in respect thereof or of any share premium account or capital redemption reserve fund (except, in each case, as required by law);

(iv)	from the Issue Date to the earlier of the Maturity Date and the Trading Day immediately before the IPO Closing Date, it shall hold (directly, or indirectly through any wholly-owned Subsidiaries) and continue to hold (directly, or indirectly through any wholly-owned Subsidiaries) not less man 100 per cent. of the issued and paid-up capital of Chengdu WFOE and Xi’an WFOE;

(v)	it will, during the process of effecting the IPO, comply with all the rules, regulations and requirements of the relevant Stock Exchange;

(vi)	it will notify the Note Trustee and the Noteholders in writing the date of filing of the initial confidential filing of the prospectus or registration statement with the relevant securities regulator in relation to the IPO, no later than the day immediately following such filing;

(vii)	it will have available, free from any pre-emptive or similar rights, out of its authorised but unissued ordinary share capital the full number of Shares into which the outstanding Notes are convertible on the exercise of the Conversion Right and will ensure that all Shares delivered upon such exercise of the Conversion Right will be duly and validly issued as fully-paid;

(viii)	it will not, by way of action or inaction, allow the Security to be adversely affected and shall take all necessary steps and actions that may be required to perfect the Security;

(ix)	in respect of a listing on a Stock Exchange not located in the United States or governed by the United States securities laws, it will in accordance with the terms of the Rights Agreement and upon request by the Noteholders or the converting Noteholders ensure that the Shares issued, transferred or delivered to the Noteholders upon the exercise of the Conversion Right of the Notes will be offered as part of the IPO and will be freely tradeable on that Stock Exchange, as from the IPO Closing Date;

(x)	in respect of a listing on a Stock Exchange located in the United States or governed by the laws of the United States securities laws, it will in accordance with the terms of the Rights Agreement and upon request by the Noteholders or the converting Noteholders, effect the registration under the United States securities laws of all Shares issued, transferred or delivered to the Noteholders upon the exercise of the Conversion Right of the Notes;

(xi)

it will procure that (a) Chengdu WFOE is a party to the Material Contracts, (b) none of Chengdu WFOE and Sichuan Opco is in breach of any material provision in the Material Contracts, (c) none of the Material Contracts ceases to be legally valid, binding and effective in accordance with its terms, and (d) none of the Material Contracts is amended, supplemented or modified without the prior written consent of the Note Trustee (acting on the instructions of the Noteholders);

(xii)	following the occurrence of a Material Default, the Issuer shall procure me appointments of two directors designated by the Note Trustee (acting in accordance with the instruction of an Extraordinary Resolution of the Noteholders) in accordance with the terms of the Deed of Undertaking; and

(xiii)	it will appoint any of Deloitte, Ernst & Young, KPMG and PricewaterhouseCoopers and their respective successors to be its Auditor.

7.4.2	For the purpose of these Conditions:

“Material Default” means the occurrence of any of the following and is continuing for five PRC Business Days:

(xiv)	an event under Condition 11. l(a);

(xv)	an event under Condition 11. l(b);

(xvi)	an event under Condition 11. l(d);

(xvii)	an event under Condition 11. l(e);

(xviii)	an event under Condition 11. l(g);

(xix)	an event under Condition 11. l(n);

(xx)	an event under Condition 11. l(o); and

(xxi)	failure by the Issuer to perform or comply with one or more of its obligations under Condition 7.4.1(xi).

8.	Payments

8.1	Principal and interest

Payment of principal will be made by transfer to the registered account of the relevant Noteholder or by U.S. dollar cheque drawn on a bank in New York or Hong Kong mailed to the registered address of such Noteholder if it does not have a registered account. Payment of principal will only be made after surrender of the relevant Certificate at the specified office of any Agent.

Interest on Notes will be paid on the due date for the payment of interest to the holder shown on the Register at the close of business on the fifth day before the due date for the payment of interest (the “Interest Record Date”). Payments of interest on each Note will be made by transfer to the registered account of the Noteholder or by United States dollar cheque drawn on a bank in New York or Hong Kong mailed to the registered address of the Noteholder if it does not have a registered account.

8.2	Registered Accounts

For the purpose of this Condition 8, a Noteholder’s registered account means the U.S. dollar account maintained by it or on its behalf with a bank in New York or Hong Kong, details of which shall appear on the Register at the close of business on the fifth business day before the due date for payment, and a Noteholder’s registered address means its address appearing on the Register at that time.

8.3	Fiscal Laws

All payments are subject in all cases to the provisions of Condition 10 and any applicable laws and regulations in the place of payment.

8.4	Payment Initiation

Where payment is to be made by transfer to a registered account, payment instructions (for value on the due date or, if that is not a Payment Business Day, for value on the first following day which is a Payment Business Day) will be initiated and, where payment is to be made by cheque, the cheque will be mailed (at the risk and expense of the Noteholder), on the due date for payment (or, if it is not a Payment Business Day, the immediately following Payment Business Day) or, in the case of a payment of principal, if later, on the business day on which the relevant Certificate is surrendered at the specified office of an Agent. For the purposes of these Conditions, “Payment Business Day” shall mean a day other than a Saturday or Sunday on which banks are open for business in New York City, Hong Kong and the PRC.

8.5	Delay in Payment

No Noteholder will be entitled to any interest or other payment for any delay after the due date in receiving the amount due if the due date is not a Payment Business Day, if such Noteholder is late in surrendering its Certificate (if required to do so), or if a cheque mailed in accordance with this Condition 8 arrives after the due date for payment.

9.	Redemption, Purchase and Cancellation

9.1	IPO Redemption and Maturity

9.1.1	Unless previously redeemed, converted or purchased and cancelled as provided herein, the Issuer will redeem each Note at 100 per cent. of its principal amount on the IPO Closing Date together with any accrued and unpaid interest.

9.1.2	In the event that no IPO has occurred by the Maturity Date and unless previously redeemed, converted or purchased and cancelled as provided herein, the Issuer will redeem each Note at 100 per cent. of its principal amount on the Maturity Date together with the Early Redemption Amount and any accrued and unpaid interest and any premium.

9.2	Redemption at the Option of the Issuer

9.2.1	The Issuer may, at its option, at any time, on giving irrevocable written notice in the form provided in Condition 9.2.2 (the “Early Redemption Notice”) to the Noteholders (such notice to be given not less than five business days prior to the date fixed for the redemption of the Notes (the “Early Redemption Date”)) redeem all or some of the Notes. If the Early Redemption Date falls on a date:

(i)	prior to the first anniversary of the Issue Date, the Notes that the Issuer elects to redeem shall be redeemed at 102 per cent. of their principal amount;

(ii)	from (and including) the first anniversary of the Issue Date to (and excluding) the day falling two years from the Issue Date, the Notes that the Issuer elects to redeem shall be redeemed at 101 per cent. of their principal amount; and

(iii)	from (and including) the second anniversary of the Issue Date to (and excluding) the Maturity Date, the Notes that the Issuer elects to redeem shall be redeemed at 100 per cent. of their principal amount, and in each case together with any Early Redemption Amount and any accrued and unpaid interest and any premium (in each case, the aggregate being an “Optional Redemption Amount”). Upon receipt of the Early Redemption Notice, the Note Trustee will select Notes for redemption pro rata, by lot or by such other method as the Note Trustee shall approve (acting on the instructions of the Noteholders).

As long as the Notes are represented by the Global Certificate and the Global Certificate is held on behalf of Euroclear or Clearstream or a successor clearing system, any selection of Notes for redemption will be effected in accordance with the rules of the relevant clearing systems.

9.2.2	The Issuer shall procure that the Early Redemption Notice shall be given to the Note Trustee (and the Noteholders in accordance with Condition 16) specifying:

(i)	the Early Redemption Date;

(ii)	the redemption amount (including the Early Redemption Amount and any accrued and unpaid interest and any premium) and any Default Interest;

(iii)	the names and addresses of all Paying Agents; and

(iv)	the procedures that Noteholders must follow and the requirements mat Noteholders must satisfy in order to redeem their Notes.

9.2.3	Upon the expiry of the Early Redemption Notice, the Issuer will be bound to redeem the Notes it has elected to redeem at their Optional Redemption Amount on the Early Redemption Date.

9.3	Redemption for Change of Control

9.3.1

Following the occurrence of a Change of Control (as defined in Condition 9.3.5), each Noteholder will have the right (the “Change of Control Put Right”) at such Noteholder’s option, to require the Issuer to redeem in whole but not in part such Noteholder’s Notes on the Change of Control Put Date (as defined below) at a redemption amount equivalent to 100 per cent. of the principal amount of the Notes outstanding plus the Early Redemption Amount and any accrued and unpaid interest and any premium. To exercise such Change of Control Put Right, the holder of the relevant Note must complete, sign and deposit at its own expense during normal business hours at the specified office of any Paying Agent a duly completed and signed notice of redemption, in the form then current, obtainable during normal business hours from the specified office of the Note Trustee or any Paying Agent (a “Change of Control Put Exercise Notice”) together with the Certificate evidencing the Notes to be redeemed by not later than 30 days following a Change of Control, or, if later, 30 days following the date upon which notice thereof is given to the Note Trustee (and the Noteholders in accordance with Condition 16). The “Change of Control Put Date” shall be the 14th day after the expiry of the 30-day period following a Change of Control or following the date upon which notice thereof is given to the Note Trustee (and the Noteholders in accordance with Condition 16) by the Issuer, as the case may be.

9.3.2	A Change of Control Put Exercise Notice, once delivered, shall be irrevocable and the Issuer shall redeem the Notes which form the subject of the Change of Control Put Exercise Notice delivered as aforesaid on the Change of Control Put Date.

9.3.3	The Note Trustee shall not be required to take any steps to ascertain whether a Change of Control or any event which could lead to the occurrence of a Change of Control has occurred.

9.3.4	Not later than two days after becoming aware of a Change of Control, the Issuer shall procure that notice shall be given to the Note Trustee (and the Noteholders in accordance with Condition 16) stating:

(i)	the date of such Change of Control and, briefly, the events causing such Change of Control;

(ii)	the date by which the Change of Control Put Exercise Notice must be given;

(iii)	the applicable Early Redemption Amount and any amounts of principal, interest and premium;

(iv)	the names and addresses of all Paying Agents;

(v)	briefly, the Conversion Right;

(vi)	the procedures that Noteholders must follow and the requirements that Noteholders must satisfy in order to exercise the Change of Control Put Right or Conversion Right; and

(vii)	that a Change of Control Put Exercise Notice, once validly given, may not be withdrawn.

9.3.5	For the purpose of these Conditions

a “Change of Control” occurs when:

(a)	Mr. He Ji Lun ceases to own beneficially at least 40 per cent. of the Shares of the Issuer;

(b)	any person or persons, acting together, other than Mr. He Ji Lun, acquires control of the Group;

(c)	the Group consolidates with or merges into or sells or transfers all or substantially all of the Group’s assets to any other person, unless the consolidation, merger, sale or transfer will not result in any person or persons, acting together, other than Mr. He Ji Lun, acquiring control over the Group or the successor entity; or

(d)	any member of the Carlyle Group exercises the right to drag under Section 4.6 of the Carlyle Rights Agreement.

For the purpose of this definition of Change of Control, “control” means the acquisition or control of more than 40 per cent. of the voting rights of the issued share capital of the Issuer or the right to appoint and/or remove all or the majority of the members of the Issuer’s Board or other governing body, whether obtained directly or indirectly, and whether obtained by ownership of share capital, the possession of voting rights, contract or otherwise; and

a “person” includes any individual, company, corporation, firm, partnership, joint venture, undertaking, association, organisation, trust, state or agency of a state (in each case whether or not being a separate legal entity) but does not include the Issuer’s Board or any other governing body and does not include the Issuer’s wholly-owned direct or indirect Subsidiaries.

9.4	Mandatory Redemption upon Exercise of Carlyle’s Drag Right

9.4.1	Upon the exercise by any member of the Carlyle Group of its drag right under section 4.6 of the Carlyle Rights Agreement (the “Drag Along Exercise”), and unless previously redeemed, converted or purchased and cancelled as provided herein, the Issuer will redeem all, but not some only, Notes at 100 per cent. of its principal amount together with the Early Redemption Amount and any accrued and unpaid interest and premium within 15 days of the date of the Drag Along Exercise.

9.4.2	Not later than two days after becoming aware of a Drag Along Exercise, the Issuer shall procure that notice shall be given to the Note Trustee (and the Noteholders in accordance with Condition 16) stating:

(i)	the date of such Drag Along Exercise and, briefly, the events causing such Drag Along Exercise;

(ii)	the date by which the date on which the Notes will be redeemed; and

(iii)	the applicable Early Redemption Amount and any amounts of principal, interest and premium,

together with a certificate from that member of the Carlyle Group confirming that a Drag Along Exercise has occurred.

9.5	Purchases

The Issuer or any of the Issuer’s Subsidiaries may at any time and from time to time purchase Notes at any price in the open market or otherwise in compliance with applicable laws and regulations.

9.6	Cancellation

All Notes purchased by the Issuer or any of the Issuer’s Subsidiaries or which are redeemed will forthwith be cancelled. Certificates in respect of all Notes cancelled will be forwarded to or to the order of the Registrar and such Notes may not be reissued or resold.

9.7	Certain Definitions

“Early Redemption Amount” of a Note for each US$1,000 principal amount of the Notes, an amount of premium, rounded (if necessary) to two decimal places with 0.005 being rounded upwards, calculated by the Issuer in accordance with the following formula:

Early Redemption Amount = (0.1 x n x US$1,000)

where:

“Days Outstanding” means the numbers of days from, and including, the Issue Date to, but excluding, the date for redemption, purchase and/or full repayment of the outstanding principal amount of the Notes, calculated on the basis of a 365-day year.

n = (Days Outstanding/365).

10.	Taxation

10.1

All payments made by the Issuer and the Subsidiary Guarantors with respect to the Notes and the Guarantee will be made free from any restriction or condition and be made without deduction or withholding for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the Cayman

Islands, the PRC, the jurisdictions of incorporation of each Subsidiary or any authority thereof or therein having power to tax, unless deduction or withholding of such taxes, duties, assessments or governmental charges is compelled by law. In such event, the Issuer will pay such additional amounts as will result in the receipt by the Noteholders of the net amounts after such deduction or withholding equal to the amounts which would otherwise have been receivable by them had no such deduction or withholding been required except that no such additional amount shall be payable in respect of any Note or the Guarantee:

(a)	to a holder (or to a third party on behalf of a holder) who is subject to such taxes, duties, assessments or governmental charges in respect of such Note or the Guarantee by reason of his having some connection with the Cayman Islands, the PRC, the jurisdictions of incorporation of any Subsidiary otherwise than merely by holding the Note or the Guarantee or by the receipt of amounts in respect of the Note or the Guarantee or where the withholding or deduction could be avoided by the holder making a declaration of non-residence or other similar claim for exemption to the appropriate authority which such holder is legally capable and competent of making but fails to do so or if the tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by such holder; or

(b)	(in the case of a payment of principal) if the Certificate in respect of such Note is surrendered more than 30 days after the relevant date except to the extent that the holder would have been entitled to such additional amount on surrendering the relevant Certificate for payment on the last day of such period of 30 days.

Nor will additional amounts be paid with respect to any payment on a Note to a Noteholder who is a fiduciary, a partnership, a limited liability company or other than the sole beneficial owner of that payment to the extent that payment would be required by the laws of the United Kingdom or any authority therein or thereof having the power to tax to be included in the income, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a member of that partnership, an interestholder in a limited liability company or a beneficial owner who would not have been entitled to the additional amounts had that beneficiary, settlor, member or beneficial owner been the Noteholder.

10.2	For the purpose of these Conditions, “relevant date” means the date on which such payment first becomes due except that, if the full amount payable has not been received by the Note Trustee or the Principal Agent on or prior to such due date, it shall mean the date on which, such full amount payable having been so received, notice to that effect shall have been given to the Note Trustee (and the Noteholders in accordance with Condition 16) and cheques despatched or payment made.

10.3	References in these Conditions to principal, interest and other payments payable by the Issuer shall be deemed also to refer to and include any additional amounts which may be payable under this Condition 10 or any undertaking or covenant given in addition thereto or in substitution therefore pursuant to the Note Trust Deed.

11.	Events of Default

11.1	For so long as any Note remains outstanding, the Note Trustee at its discretion may, and if so requested in writing by the holders of not less than 25 per cent. in principal amount of the Notes then outstanding or if so directed by an Extraordinary Resolution shall (subject, in each case, to being indemnified and/or provided with security by the Noteholders to its satisfaction), give notice to the Issuer that the Notes are, and they shall accordingly thereby become, immediately due and repayable together with the Early Redemption Amount if any of the following events (each, an “Event of Default”) has occurred:

(a)	failure by the Issuer to pay any principal, premium or interest due in respect of the Notes;

(b)	failure by the Issuer to deliver or issue Shares as and when such Shares are required to be delivered or issued following conversion of any Note pursuant to the terms of the Note Documents;

(c)	failure by the Issuer to perform or comply with one or more of its other obligations in the Notes or the Note Documents to which it is party and such failure is incapable of remedy or, if capable of remedy, is not remedied within 30 days after written notice of such failure shall have been given to the Issuer by the Note Trustee;

(d)	save for Debts owing to the immediate family members of Mr. He Ji Lun, the Issuer or any of its Subsidiaries is (or is, or could be, deemed by law or a court to be) insolvent or bankrupt or unable to pay its Debt; stops, suspends or threatens to stop or suspend, payment of all or a material part of (or of a particular type of) its Debt; proposes or makes any agreement for me deferral, rescheduling or other readjustment of all of (or all of a particular type of) its Debt (or of any part which it will or might otherwise be unable to pay when due); proposes or makes a general assignment or an arrangement or composition with or for the benefit of the relevant creditors in respect of any of such Debt; or a moratorium is agreed or declared in respect of or affecting all or a material part of the Debt of the Issuer or any of its Subsidiaries;

(e)

save for Debts owing to the immediate family members of Mr. He Ji Lun, (i) any other present or future Debt of the Issuer or any of its Subsidiaries for or in respect of moneys borrowed or raised becomes (or becomes capable of being declared) due and payable prior to its stated maturity by reason of any actual or potential default, event of default or the like (howsoever described), or (ii) any such Debt is not paid when due or (if a grace period is applicable) within any applicable grace period, or (iii) the Issuer or any of its Subsidiaries fails to pay when due any amount payable by it under any present or future guarantee for, or indemnity in respect of, any moneys borrowed or raised; provided that the aggregate amount of the relevant Debt, guarantees and indemnities in respect of which one or more of the events mentioned above in this Condition 11.1(e) has or have occurred and after the applicable grace or notice period has expired equals or exceeds US$1,000,000 or its equivalent in any currency or currencies (as reasonably determined on the basis of the middle spot rate for the relevant currency against the U.S. dollar as quoted by the U.S. Federal Reserve Bank on the day on which such Debt becomes due and payable or is not paid or any such amount becomes due and payable or is not paid under any such guarantee or indemnity);

(f)	a distress, attachment, execution or other legal process is levied, enforced or sued out on or against any property, assets or revenues of the Issuer or any of its Subsidiaries with an aggregate value constituting at least 30 per cent. of the consolidated value of the Group at that time, and is not discharged or stayed within 60 days;

(g)	an order is made or an effective resolution passed for the winding-up or dissolution, judicial management or administration of the Issuer or any of its Subsidiaries; or the Issuer or any of its Subsidiaries ceases or threatens to cease to carry on all or substantially all of its business or operations, except for the purpose of and followed by a reconstruction, amalgamation, restructuring, reorganisation, merger or consolidation (i) on terms approved by an Extraordinary Resolution of the Noteholders, or (ii) in the case of a Subsidiary of the Issuer, whereby the undertaking and assets of such Subsidiary are transferred to or otherwise vested in the Issuer or any of its Subsidiaries to which the whole or substantially the whole of the assets and undertaking of the first-mentioned Subsidiary is transferred;

(h)	an encumbrancer takes possession of or an administrative or other receiver or an administrator is appointed with respect to the property, assets or revenues of the Issuer or any of its Subsidiaries with an aggregate value constituting at least 30 per cent. of the consolidated value of the Group at that time, and is not discharged within 30 days;

(i)	it is or will become unlawful for the Issuer or a Subsidiary Guarantor to perform or comply with any one or more of its obligations under any of the Notes, the Note Trust Deed, the Warrants and the Warrant Trust Deed to which it is a party;

(j)	IHL denies or disaffirms its obligations under the Share Mortgage or, other than in accordance with the Note Trust Deed and the Share Mortgage, the Share Mortgage ceases to be or is not in full force and effect, the security interest created by the Share Mortgage fails to remain perfected or the Note Trustee ceases to have a first priority security interest in the Security;

(k)	Mr. He denies or disaffirms his obligations under the Assignment of Rights or the Second Priority Sichuan Equity Pledge or, the Assignment of Rights or the Second Priority Sichuan Equity Pledge ceases to be or is not in full force and effect, the security interest created by the Assignment of Rights or the Second Priority Sichuan Equity Pledge fails to remain perfected or Xi’an WFOE ceases to have a first priority security interest and second priority security interest in the security interest created by the Assignment of Rights and the Second Priority Sichuan Equity Pledge respectively;

(l)	Sichuan Opco denies or disaffirms its obligations under the Subsidiaries Equity Pledge or, the Subsidiaries Equity Pledge ceases to be or is not in full force and effect, the security interest created by the Subsidiaries Equity Pledge fails to remain perfected or Xi’an WFOE ceases to have a first priority security interest in the security interest created by the Subsidiaries Equity Pledge;

(m)	any action, condition or thing (including the obtaining or effecting of any necessary consent, approval, authorisation, exemption, filing, licence, order, recording or registration) at any time required to be taken, fulfilled or done by the Issuer in order (a) to enable the Issuer lawfully to enter into, exercise its rights and perform and comply with their respective obligations under the Notes and the Issue Documents, (b) to ensure that those obligations are legally binding and enforceable, and (c) to make the Notes and the Issue Documents admissible in evidence in the courts of the Cayman Islands or England is not taken, fulfilled or done;

(n)	any step is taken by any person with a view to the seizure, compulsory acquisition, expropriation or nationalisation of all or a material part of the assets of the Issuer or any of its Subsidiaries;

(o)	any of the Issue Documents is not, or ceases to be, or is claimed by any of the parties thereto (other than the Note Trustee or the Agents) not to be or have ceased to be, valid and effective in accordance with its terms in all respects or any member of the Group is in breach of any material provision of any of the Issue Documents;

(p)	(i) a breach of any material provision in the Xi’an Documents, (ii) any Xi’an Document ceases to be legally valid, binding and effective in accordance with its terms, and (iii) any Xi’an Document is amended, supplemented or modified without the prior written consent of the Note Trustee (acting on the instructions of the Noteholders); and

(q)	any event occurs which under the laws of any relevant jurisdiction has an analogous effect to any of the events referred to in any of the foregoing paragraphs under this Condition 11.1.

11.2	Upon the Note Trustee or any Noteholder giving notice in accordance with Condition 11.1 each Note shall be immediately due and repayable together with any accrued and unpaid interest and the Early Redemption Amount.

Subject to Condition 7.1.5, notwithstanding receipt of any payment after the acceleration of the Notes following an event specified in Condition 11.1, so long as an IPO has occurred, a Noteholder may exercise its Conversion Right by depositing a Conversion Notice with an Conversion Agent or Paying Agent during the period from and including the date of a default notice with respect to an event specified in Condition 11.1.

If the Conversion Right attached to any Note is exercised pursuant to this Condition 11.2, the Issuer will deliver Shares (which number will be disclosed to such Noteholder as soon as practicable after the Conversion Notice is given) in accordance with the Conditions, except that the Issuer shall have 10 business days before it is required to register the converting Noteholder (or its designee) in its register of members as the owner of the number of Shares to be delivered pursuant to this Condition 11.2 and an additional five Payment Business Days from such registration date to make payment in accordance with the following paragraph.

12.	Prescription

Claims in respect of amounts due in respect of the Notes will become prescribed unless made within 10 years in the case of principal and five years in the case of interest and Default Interest, if any, from the relevant date (as defined in Condition 10) in respect thereof.

13.	Enforcement

At any time after the Notes have become due and repayable, the Note Trustee may, at its discretion and without further notice, take such proceedings against the Issuer as it may think fit to enforce repayment of the Notes and to enforce the provisions of the Note Trust Deed, but it will not be bound to take any such proceedings unless (i) it shall have been so requested in writing by the holders of not less than 25 per cent. in principal amount of the Notes then outstanding or shall have been so directed by an Extraordinary Resolution of the Noteholders, and (ii) it shall have been indemnified and/or provided with security by the Noteholders to its satisfaction. No Noteholder will be entitled to proceed directly against the Issuer unless the Note Trustee, having become bound to do so, fails to do so within a reasonable period and such failure shall be continuing.

14.	Meetings of Noteholders, Modification and Waiver

14.1	Meetings

The Note Trust Deed contains provisions for convening meetings of Noteholders to consider any matter affecting their interests, including the sanctioning by Extraordinary Resolution of a modification of the Notes or the provisions of the Note Trust Deed. The quorum at any such meeting for passing an Extraordinary Resolution will be two or more persons holding or representing not less than 50 per cent. in principal amount of the Notes for the time being outstanding or, at any adjourned such meeting, two or more persons holding or representing whatever the principal amount of the Notes for the time being outstanding, unless the business of such meeting includes consideration of proposals, inter alia, (i) to change any date fixed for payment of principal or interest in respect of the Notes, (ii) to reduce or cancel the amount of principal or interest or any Early Redemption Amount payable on any date in respect of the Notes or to alter the method of calculating the amount of any payment in respect of the Notes on redemption or maturity or the date for any such payment, (iii) to change, amend or modify any covenants set out in Condition 4, Condition 6 or Condition 7.4, (iv) to effect the exchange, conversion or substitution of the Notes for, or the conversion of the Notes into, shares, bonds or other obligations or securities of the Issuer, each Subsidiary Guarantor or any other person or body corporate formed or to be formed (other than as permitted under Clause 6.1 of the Note Trust Deed), (v) to change the currency of payment of the Notes, (vi) to modify or cancel the Conversion Option, (vii) to modify any provision of the guarantee of the Notes (other than as permitted under Clause 8.2 of the Note Trust Deed), (viii) to release the Security (other than permitted under Condition 4.1.3 or Condition 4.1.4, (ix) or amend, modify, waive or terminate any provision of the Security Document; or (x) to modify the provisions concerning the quorum required at any meeting of the Noteholders or the majority required to pass an Extraordinary Resolution or sign a Written Resolution or otherwise required in respect of any matter mat is expressed under any Note Document as requiring the consent or instructions of the holders of at least 66 2/3 per cent. in aggregate principal amount of the Notes for the time being outstanding, in which case the necessary quorum for passing an Extraordinary Resolution will be two or more persons holding or representing not less than 66 2/3 per cent., or at any adjourned such meeting not less than 33 1/3 per cent., in principal amount of the Notes for the time being outstanding. An Extraordinary Resolution passed at any meeting of Noteholders will be binding on all Noteholders, whether or not they are present or represented at the meeting. The Note Trust Deed provides that a Written Resolution shall be as valid and effective as a duly passed Extraordinary Resolution.

Any Extraordinary Resolution of Noteholders purporting to modify or discharge the Share Mortgage shall not be effective unless holders of the Warrants pass a similar Extraordinary Resolution effecting the same modification and/or discharge.

For the purposes of these Conditions:

“Written Resolution” means a resolution in writing signed by or on behalf of holders of not less than 90 per cent. of the aggregate principal amount of the Notes for the time being outstanding who for the time being are entitled to receive notice of a meeting of Noteholders in accordance with the provisions of Schedule 4 to the Note Trust Deed, whether contained in one document or several documents in the same form, each signed by or on behalf of one or more such holders of the Notes.

14.2	Modification and Waiver

The Note Trustee or the Security Trustee only in respect of the Share Mortgage may agree, without the consent of the Noteholders, to (i) any modification (except as mentioned in Condition 14.1 above) to, or the waiver or authorisation of any breach or proposed breach of, the Notes, the Note Trust Deed or any other Issue Document which is not, in the opinion of the Note Trustee, materially prejudicial to the interests of the Noteholders or (ii) any modification to the Notes, the Note Trust Deed or any other Issue Document which, in the Note Trustee’s opinion, is of a formal, minor or technical nature or to correct a manifest error or to comply with mandatory provisions of law. Any such modification, waiver or authorisation will be binding on the Noteholders and, unless the Note Trustee agrees otherwise, any such modifications will be notified by the Issuer to the Noteholders as soon as practicable thereafter.

14.3	Interests of Noteholders

In connection with the exercise of its functions (including, but not limited to, those in relation to any proposed modification, authorisation or waiver), the Note Trustee shall have regard to the interests of the Noteholders as a class and shall not have regard to the consequences of such exercise for individual Noteholders and the Note Trustee shall not be entitled to require, nor shall any Noteholder be entitled to claim from the Issuer or the Note Trustee, any indemnification or payment in respect of any tax consequences of any such exercise upon individual Noteholders except to the extent provided for in Condition 10 and/or any undertakings given in addition thereto or in substitution therefor pursuant to the Note Trust Deed.

14.4	Certificates/Reports

Any certificate, opinion or report of any expert or other person called for by or provided to the Note Trustee (whether or not addressed to the Note Trustee) in accordance with or for the purpose of these Conditions or the Note Trust Deed may be relied upon by the Note Trustee as sufficient evidence of the facts therein (and shall, in the absence of manifest error, be conclusive and binding on all parties, including without limitation the Noteholders) and the Note Trustee shall incur no liability to any party for acting or not acting thereon.

15.	Replacement of Certificates

If any Certificate is mutilated, defaced, destroyed, stolen or lost, it may be replaced at the specified office of the Registrar or any Transfer Agent upon payment by the claimant of such costs as may be incurred in connection therewith and on such terms as to evidence and indemnity as the Issuer, the Registrar or such Transfer Agent may require. Mutilated or defaced Certificates must be surrendered before replacements will be issued.

16.	Notices

All notices to Noteholders shall be validly given if (i) mailed to them at their respective addresses in the register of Noteholders maintained by the Registrar or (ii) published in a leading English language daily newspaper with general circulation in Asia (which is expected to be the Asian Wall Street Journal). If mailing to addresses of the Noteholders and publication in such newspapers are not practicable, notices will be given in such other manner as the Agent may approve. Any such notice shall be deemed to have been given on the seventh day after being so mailed or on the date of their publication or, if published more than once or on different dates, on the first date on which publication shall have been made in the newspaper or newspapers in which publication is required, as applicable.

As long as the Notes are represented by the Global Certificate and the Global Certificate is held on behalf of Euroclear or Clearstream or a successor clearing system, notices to Noteholders may be given by delivery of the relevant notice to Euroclear or Clearstream or the successor clearing system, for communication by it to entitled accountholders in substitution for notification as required by the immediately preceding paragraph.

17.	Agents

The names of the initial Agents and the Note Trustee and their specified offices are set out below. The Issuer reserves the right, subject to the prior written approval of the Note Trustee, at any time to vary or terminate the appointment of any Agent and to appoint additional or other Agents or a replacement Registrar. The Issuer will at all times maintain (i) a Principal Agent, (ii) a Registrar, and (iii) in the event it becomes necessary and at the request of the Note Trustee, a Paying Agent and Conversion Agent with a specified office in a Member State of the European Union that will not be obliged to withhold or deduct tax pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive. Notice of any such termination or appointment, of any changes in the specified offices of any Agent or the Note Trustee and of any change in the identity of the Registrar or the Principal Agent will be given promptly by the Issuer to the Noteholders in accordance with Condition 16.

18.	Indemnification

The Note Trust Deed contains provisions for the indemnification of the Note Trustee and for its relief from responsibility, including provisions relieving it from taking proceedings to enforce repayment unless indemnified and/or secured to its satisfaction. The Note Trustee is entitled to enter into business transactions with the Issuer or the Issuer’s Subsidiaries without accounting for any profit. The Note Trustee shall not be responsible for the performance by any other person appointed by the Issuer in relation to the Notes and, unless they have actual knowledge to the contrary, shall assume that the same are being duly performed. The Note Trustee shall not have any responsibility for the administration or management of the Security, including the request to release any of the Security from time to time. The Note Trustee shall have neither responsibility for the value of the Security, nor any liability for the validity, sufficiency or enforceabiliry thereof. The Note Trustee shall not be liable to any Noteholder or any other person for any action taken by the Noteholders or the Note Trustee in accordance with the instructions of the Noteholders. The Note Trustee shall be entitled to rely on any direction, request or resolution of Noteholders to have been duly given by holders of the requisite principal amount of Notes outstanding or duly passed at a meeting of Noteholders duly convened and held in accordance with the Note Trust Deed.

Whenever the Note Trustee is required or entitled by the terms of the Note Trust Deed and the Conditions to exercise any discretion or power, take any action, make any decision or give any direction, the Note Trustee is entitled, prior to their exercising any such discretion or power, taking any such action, making any such decision, or giving any such direction, to seek directions from the Noteholders by way of an Extraordinary Resolution, and the Note Trustee is not responsible for any loss or liability incurred by any person as a result of any delay in it exercising such discretion or power, taking such action, making such decision, or giving such direction where the Note Trustee is seeking such directions.

19.	Contracts (Rights of Third Parties) Act 1999

No person shall have any right to enforce any term or condition of the Notes under the Contracts (Rights of Third Parties) Act 1999.

20.	Governing Law

(a)	The Notes and the Note Trust Deed are governed by, and shall be construed in accordance with, English law.

(b)	The Issuer has, in the Note Trust Deed, (i) agreed for the benefit of the Note Trustee and the Noteholders that the courts of England shall have exclusive jurisdiction to settle any dispute (a “Dispute”) arising from or connected with the Notes; (ii) agreed that those courts are the most appropriate and convenient courts to settle any Dispute and, accordingly, that it will not argue that any other courts are more appropriate or convenient; and (iii) designated persons in England to accept service of any process on its behalf. The Note Trust Deed also states that nothing contained in the Note Trust Deed prevents the Note Trustee or any of the Noteholders from taking proceedings related to a Dispute (“Proceedings”) in any other courts with jurisdiction and that, to the extent allowed by law, the Note Trustee or any of the Noteholders may take concurrent Proceedings in any number of jurisdictions.

PRINCIPAL AGENT	REGISTRAR

The Hongkong and Shanghai Banking	The Hongkong and Shanghai Banking
Corporation Limited	Corporation Limited

Level 30, HSBC Main Building	Level 30, HSBC Main Building
1 Queen’s Road Central	1 Queen’s Road Central
Hong Kong	Hong Kong

PAYING AGENTS AND TRANSFER AGENTS

The Hongkong and Shanghai Banking	The Hongkong and Shanghai Banking
Corporation Limited	Corporation Limited

Level 30, HSBC Main Building	Level 30, HSBC Main Building
1 Queen’s Road Central	1 Queen’s Road Central
Hong Kong	Hong Kong